UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 27, 2013

NetREIT, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND (State of other jurisdiction of incorporation)	000-53673 (Commission File Number)	33-0841255 (I.R.S. Employer Identification No.)
1282 Pacific Oaks Place Escondido, California 92029 (Address of principal executive offices) (Zip Code)
(760) 471-8536 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation.

On February 27, 2013, NetREIT, Inc., a Maryland corporation (“Company”) through its California limited partnership, NetREIT National City Partners, LP, entered into a promissory note with a third-party life insurance company for the principal sum of Ten Million Eight Hundred Thousand Dollars ($10.8 million) (the “ NC Note”).

The NC Note bears interest at the fixed-rate of four and three-quarters percent (4.75%) per annum and a maturity date of March 5, 2020 with a 25-year amortization. The NC Note shall require monthly payments of principal and interest of Sixty-One Thousand, Five Hundred Seventy-Two and 68/100 Dollars ($61,572.68). The NC Note is secured by a Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing (“NC Deed”) for the property located at 2101 Haffley Avenue and 940 W. 19th Street in National City, California (the “NC Property”).  The proceeds of the NC Note were used to pay off the unpaid balance of the existing loan on the NC Property, which had a 25-year amortization, a current interest rate of 6%, and which was to be due and payable on June 20, 2013, and approximately $2 million were used to pay down the promissory note on the Garden Gateway loan as outlined below.

Concurrently on February 27, 2013, the Company, through its California limited partnership NetREIT Garden Gateway, LP, entered into a Loan Modification Agreement (“GG Agreement”) with its existing lender, a third-party life insurance company, which provided for an amended and restated promissory note in the principal sum of Seven Million Two Hundred Fifty Thousand Dollars ($7.25 million) (the “GG Note”).

The amended GG Note bears interest at the fixed-rate of five percent (5.00%) per annum with a maturity date of February 5, 2020. The GG Note continues to be secured by a Deed of Trust for the property located at 1355, 1357, 1365 West Garden of the Gods, Colorado Springs, Colorado (the “GG Property”).  The GG Note shall require monthly payments of principal and interest of Forty-Two Thousand Three Hundred Eighty-Two and 78/100 Dollars ($42,382.78).  As referenced above, a portion of the proceeds from the NC Property refinance outlined above were used to pay down the loan balance of the existing loan on the GG Property by approximately Two Million Dollars ($2.0 million) and the GG Agreement further modified the terms of the existing loan by lowering the interest rate from 6.08% and extending the maturity date of the GG Note, which was to be due and payable in 2015.

The concurrent refinance of both the GG Property and the NC Property moved the maturity date from 2013 and 2015 for the NC Note and the GG Note, respectively, to 2020. The combined balances on the GG Note and the NC Note increased by approximately $350,000 and decreased the interest rates. The Company believes that the refinances would reduce the first year’s interest expense by approximately $210,000 and increase its annual cash flow by approximately $600,000 due to the lower debt service.

The NC Note, NC Deed, GG Note and GG Agreement (collectively the “Agreements”) have been included to provide investors and security holders with information regarding its terms. They are not intended to provide any other factual information about the Company.

The foregoing summary of the Agreements and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Agreements, which are attached as Exhibit 10.31, 10.32, 10.33 and 10.34 and incorporated herein by reference.

The Agreements have been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Agreements are made only for purposes of the Agreements and as of specified dates, are solely for the benefit of the parties to the Agreements, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreements. The representations and warranties may be made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Seller, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01                      Financial Statements and Exhibits

10.31	NetREIT National City Partners, LP Promissory Note.

10.32	NetREIT National City Partners, LP Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing

10.33	NetREIT Garden Gateway LP Amended & Restated Promissory Note

10.34	NetREIT Garden Gateway LP Loan Modification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT, Inc.
Date: March 4, 2013	By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Chief Financial Officer